EXHIBIT 99.6

                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is entered into on April 7, 2006, between ACE AVIATION HOLDINGS INC., a company organized under the laws of Canada (the "Seller"), and PAR INVESTMENT PARTNERS, L.P., a Delaware limited partnership (the "Purchaser").

                                    RECITALS

         WHEREAS, the Seller is the legal and beneficial owner of 5,000,000 shares (the "Seller Shares") of the common stock, par value $0.01 per share, of US Airways Group, Inc., a Delaware corporation ("US Air"); and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, upon the terms and conditions set forth in this Agreement, One Million Seven Hundred and Fifty Thousand (1,750,000) of the Seller Shares (the "Subject Shares").

                                   AGREEMENTS

         In consideration of the premises and mutual agreements herein contained, the parties agree as follows:

SECTION 1     SALE AND PURCHASE OF THE SUBJECT SHARES.

(a) Subject to the satisfaction or waiver of the conditions contained in Section 5 of this Agreement, at the Closing (as defined below), the Seller will sell, assign and transfer to the Purchaser, and the Purchaser will purchase from the Seller, the Subject Shares and all of the Seller's right, title and interest in and to the Subject Shares.

(b) The purchase price per share for the Subject Shares is $38.60, for an aggregate purchase price of $67,550,000 (the "Purchase Price"), payable at the Closing by wire transfer of immediately available funds to the bank account designated by the Seller to the Purchaser in writing prior to the Closing.

(c) At the Closing, the Seller shall deliver to the Purchaser an original share certificate representing the Subject Shares, together with such other instruments or documents as the Purchaser may request in order to effect a valid transfer to the Purchaser of all right, title and interest in and to the Subject Shares, free and clear of all security interests, liens, encumbrances, options, calls, pledges, trusts, and other agreements, assessments, covenants, restrictions, reservations, commitments, obligations, liabilities and other burdens (collectively, "Liens"), except for the restrictions applicable to the Subject Shares contained in the Stockholder's Agreement dated as of September 27, 2005 by and between US Air and the Seller (the "ACE Stockholder's Agreement"), any legend placed on the certificate relating to the Subject Shares pursuant to the ACE Stockholder's Agreement, and restrictions imposed by Federal and State securities laws (collectively, "Lien Exceptions").


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(d)           At the Closing, the Seller and the Purchaser shall each execute and deliver to US Air a Release and Indemnification Agreement in the form attached as Exhibit A hereto.

(e) From and after the Closing, the Purchaser agrees to be bound by the applicable provisions of the ACE Stockholder's Agreement with respect to the Subject Shares.

(f) The closing of the purchase and sale of the Subject Shares (the "Closing") shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts at 10:00 a.m., Eastern Time, on April 13, 2006 (the "Closing Date"), subject to the satisfaction or waiver of each of the conditions set forth in
              Section 5 of this Agreement.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser that:

(a) The Seller is the sole legal and beneficial owner of the Subject Shares and the Seller's title thereto is good and valid and is free and clear of all Liens, subject to the Lien Exceptions.

(b) The Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to sell the Subject Shares to the Purchaser. This Agreement has been duly and validly executed and delivered by the Seller and is legally binding on and enforceable against the Seller in accordance with its terms, except that the Seller makes no representation as to the enforceability of the agreements of the Seller contained in Sections 2(e)(i) through (iii) and 2(f)(ii) below. The execution, delivery and performance by the Seller of this Agreement (i) do not and will not violate any laws applicable to the Seller, (ii) do not and will not require the Seller to obtain any approval, consent or waiver of, or make any filing (other than amendments to existing filings on Schedule 13D and filings to reflect changes in ownership on Form 4) with, any person or entity (including any governmental authority) other than those previously obtained or made or contemplated by Section 5(c) and (iii) do not and will not result in a breach of or constitute a default under any agreement (including, without limitation, the ACE Stockholder's Agreement), contract, instrument, order, judgment, injunction, decree, determination or arbitration award to which the Seller is a party or by which the property of the Seller is bound or affected, except, in the cases of clauses (ii) and (iii), as would not (A) result in the creation or imposition of any Lien on the Subject Shares, subject to the Lien Exceptions, or (B) prevent or restrict Seller's ability to fulfill its obligations hereunder or give rise to any claim or right of any person that could result in a rescission of the sale or result in the surrender by Purchaser of any of the Subject Shares.

(c) The Seller has no obligation, current, contingent or otherwise, to transfer any or all of the Subject Shares to any other person or entity.

(d) The Seller is a sophisticated investor with respect to the Subject Shares, has adequate information concerning the business and financial condition of US Air to make an informed decision regarding the sale of the Subject Shares, and has independently made its own analysis and decision to sell the Subject Shares without reliance upon any express or implied representation or warranty of any nature, whether written, oral or otherwise, made by or on behalf of or imputed to the Purchaser, except for the representations expressly set forth in Section 3 of this Agreement.

(e) The Seller acknowledges that the Purchaser may possess and may hereafter possess nonpublic information concerning US Air not known to the Seller and which the Seller may deem material to its decision to sell the Subject Shares if the Seller were provided with the information ("Purchaser Excluded Information") including, without limitation, information as to US Air's future financial performance, potential debt refinancing activities and other potentially significant matters. The Purchaser Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of US Air, and may or may not be available to the Seller from sources other than US Air or the Purchaser. The Seller, on behalf of itself and its affiliates and their respective current and former directors, officers, managers, trustees, shareholders, members, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, successors and assigns (collectively, "Seller Parties") hereby:

             (i) agrees that neither the Purchaser, its affiliates nor their respective current or former directors, officers, managers, trustees, shareholders, members, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, successors or assigns (collectively, "Purchaser Parties") shall have any liability to any Seller Party with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Purchaser Excluded Information whatsoever, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

             (ii) waives any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Purchaser Excluded Information, including, without limitation, pursuant to Sections 10(b) and 20A of the Securities Exchange Act of 1934, as amended (the "Act"), or the rules and regulations promulgated by the Securities and Exchange Commission under the Act, or of any state statute or regulation, and relinquishes all rights and remedies accorded by applicable law to a seller of securities with respect to the Subject Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

            (iii) and forever releases and discharges each of the Purchaser Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which any Seller Party may have against the Purchaser Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Purchaser Excluded Information.

(f) The Seller (i) has not assigned any claim or possible claim arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Purchaser Excluded Information against the Purchaser Parties, (ii) fully intends to release all claims against the Purchaser Parties as set forth in Section 2(e)(i) through (iii) above, and (iii) has consulted with counsel with respect to the execution and delivery of this Agreement.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that:


(a) The Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and to purchase the Subject Shares from the Seller. This Agreement has been duly and validly executed and delivered by the Purchaser and is legally binding on and enforceable against the Purchaser in accordance with its terms, except that the Purchaser makes no representation as to the enforceability of the agreements of the Purchaser contained in Sections 3(d)(i) through (iii) and 3(e)(ii) below. The execution, delivery and performance by the Purchaser of this Agreement (i) do not and will not violate any laws applicable to the Purchaser, (ii) do not and will not require the Purchaser to obtain any approval, consent or waiver of, or make any filing (other than amendments to existing filings on Schedule 13D and filings to reflect changes in ownership on Form 4) with, any person or entity (including any governmental authority) other than those previously obtained or made or contemplated by Section 5(c) and (iii) do not and will not result in a breach of or constitute a default under any agreement, contract, instrument, order, judgment, injunction, decree, determination or arbitration award to which the Purchaser is a party or by which the property of the Purchaser is bound or affected other than, in the cases of clauses
              (ii) and (iii), as would not prevent or restrict Purchaser's ability to fulfill its obligations hereunder or give rise to any claim or right of any person that could result in a rescission of the sale or result in the surrender or refund by Seller of any portion of the Purchase Price.

(b) The Purchaser is acquiring the Subject Shares for Purchaser's own account as principal, not as a nominee or agent, for investment purposes only, and not with a view towards, or for resale in connection with, the public distribution thereof. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity with respect to any of the Subject Shares.

(c) The Purchaser is a sophisticated investor with respect to the Subject Shares, has adequate information concerning the business and financial condition of US Air to make an informed decision regarding the purchase of the Subject Shares, and has independ-ently made its own analysis and decision to purchase the Subject Shares without reliance upon any express or implied representation or warranty of any nature, whether written, oral or otherwise, made by or on behalf of or imputed to the Seller, except for the representations expressly set forth in Section 2 of this Agreement.

(d) The Purchaser acknowledges that the Seller may possess and may hereafter possess nonpublic information concerning US Air not known to the Purchaser and which the Purchaser may deem material to its decision to purchase the Subject Shares if the Purchaser were provided with the information ("Seller Excluded Information") including, without limitation, information as to US Air's future financial performance, potential debt refinancing activities and other potentially significant matters. The Seller Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of US Air, and may or may not be available to the Purchaser from sources other than US Air or the Seller. The Purchaser, on behalf of each Purchaser Party, hereby:

              (i) agrees that the Seller Parties shall have no liability to any Purchaser Party with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Seller Excluded Information whatsoever, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

              (ii) waives any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Seller Excluded Information, including, without limitation, pursuant to Sections 10(b) and 20A of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission under the Act, or of any state statute or regulation, and relinquishes all rights and remedies accorded by applicable law to a seller of securities with respect to the Subject Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

             (iii) and forever releases and discharges each of the Seller Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which any Purchaser Party may have against the Seller Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Seller Excluded Information.

(e) The Purchaser (i) has not assigned any claim or possible claim arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Seller Ex-cluded Information against the Seller Parties, (ii) fully intends to release all claims against the Seller Parties as set forth in
              Section 3(d)(i) through (iii) above, and (iii) has consulted with counsel with respect to the execution and delivery of this Agreement.

SECTION 4 COVENANTS. The Seller shall comply with Section 4 of the ACE Stockholder's Agreement with respect to the sale of the Subject Shares contemplated by this Agreement, including providing written notice to US Air of the proposed sale promptly following execution of this Agreement.

SECTION 5     CONDITIONS.

(a) The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on the Closing Date of the following condition: Each of the representations and warranties of the Seller contained in Section 2 shall be true and correct as of the date of this Agreement and true and correct at and as of the Closing, as if made at and as of the Closing.

(b) The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on the Closing Date of the following condition: Each of the representations and warranties of the Purchaser contained in Section 3 shall be true and correct as of the date of this Agreement and true and correct at and as of the Closing, as if made at and as of the Closing.

(c) The obligations of each of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on the Closing Date of the following condition: Each of the Seller and the Purchaser shall have received from US Air a written waiver to permit the sale of the Subject Shares pursuant to this Agreement under US Air's Insider Trading Policy.

SECTION 6     TERMINATION. This Agreement may be terminated prior to the Closing
              (a) at any time, by the mutual written consent of the Seller and the Purchaser and (b) by either of the Seller or the Purchaser by written notice to the other at any time on or after April 14, 2006 if the Closing has not occurred by such date due to a breach by the other party; provided, however, that the right to terminate this Agreement under clause (b) of this Section 6 shall not be available to any party that is in breach of its obligations under this Agreement. In the event of any termination of this Agreement pursuant to this Section 6, there shall be no liability or obligations hereunder on the part of any party hereto or their respective affiliates; provided, however, that nothing herein shall relieve either party from liability for any breach of this Agreement existing at the time of such termination.

SECTION 7     GENERAL PROVISIONS.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(b) All notices, requests, demands and other communications given or made hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or one day after being sent by overnight courier to the Seller or the Purchaser at the applicable address set forth on Exhibit C hereto, and, in each case, to such other address as any party shall have given to the other party by similar notice.

(c) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

(d) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns. Each Seller Party and Purchaser Party is a third party beneficiary of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by the Seller or the Purchaser without the prior written consent of the other party.

(e) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

(f) All representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart to this Agreement.

         IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed as of the date first written above.

                           ACE AVIATION HOLDINGS INC.


                           By: /s/ Brian Dunne
                           Name:    Brian Dunne
                           Title:   Executive Vice President and
                           Chief Financial Officer


                          PAR INVESTMENT PARTNERS, L.P.

                           By: PAR GROUP, L.P.
                           Its: General Partner

                           By: PAR CAPITAL MANAGEMENT, INC.
                           Its: General Partner


                           By: /s/ Edward Shapiro
                           Name: Edward Shapiro
                           Title: Vice President

                                                                      EXHIBIT A


                  FORM OF RELEASE AND INDEMNIFICATION AGREEMENT



         This Release and Indemnification Agreement is executed as of April 7, 2006 by ACE AVIATION HOLDINGS INC., a company organized under the laws of Canada (the "Seller"), and PAR INVESTMENT PARTNERS, L.P., a Delaware limited partnership (the "Purchaser"), in favor of US Airways Group, Inc., a Delaware corporation ("US Air").

         Reference is hereby made to the Securities Purchase Agreement dated April 7, 2006 between the Seller and the Purchaser pursuant to which the Seller is selling to the Purchaser and the Purchaser is purchasing from the Seller, One Million Seven Hundred and Fifty Thousand (1,750,000) shares of the common stock, par value $0.01 per share, of US Air (the "Sale Transaction").

SECTION 1 SELLER RELEASE AND INDEMNIFICATION. The Seller, on behalf of itself and its affiliates and their respective current and former directors, officers, managers, trustees, shareholders, members, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, successors and assigns (collectively, "Seller Parties"), hereby:

(i) agrees that neither US Air, its affiliates nor their respective current or former directors, officers, managers, trustees, shareholders, members, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, successors or assigns (collectively, "US Air Parties") shall have any liability to any Seller Party with respect to, based upon, arising from, resulting from or relating to the Sale Transaction, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement; and

(ii) and forever releases and discharges each of the US Air Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which any Seller Party may have against the US Air Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to or in connection with the Sale Transaction.

The Seller hereby represents to US Air that it (i) has not assigned any claim or possible claim arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the Sale Transaction against the US Air Parties, (ii) fully intends to release all claims against the US Air Parties as set forth in this Release and Indemnification Agreement, and

(iii) has been advised by, and has consulted with counsel with respect to the execution and delivery of this Release and Indemnification Agreement.

The Seller shall indemnify the US Air Parties against and hold them harmless from any and all liabilities, demands, assessments, judgments, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Losses") incurred by the US Air Parties as a result of any third party claim arising from or based upon the Sale Transaction. The liability of the Seller for Losses under this paragraph shall be limited to Fifty Thousand Dollars ($50,000) in the aggregate.

SECTION 2 PURCHASER RELEASE AND INDEMNIFICATION. The Purchaser, on behalf of itself and its affiliates and their respective current and former directors, officers, managers, trustees, shareholders, members, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, successors and assigns (collectively, "Purchaser Parties"), hereby:

               (i) agrees that none of the US Air Parties shall have any liability to any Purchaser Party with respect to, based upon, arising from, resulting from or relating to the Sale Transaction, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement; and

              (ii) and forever releases and discharges each of the US Air Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which any Purchaser Party may have against the US Air Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to or in connection with the Sale Transaction.

The Purchaser hereby represents to US Air that it (i) has not assigned any claim or possible claim arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the Sale Transaction against the US Air Parties, (ii) fully intends to release all claims against the US Air Parties as set forth in this Release and Indemnification Agreement, and
(iii) has been advised by, and has consulted with counsel with respect to the execution and delivery of this Release and Indemnification Agreement.

The Purchaser shall indemnify the US Air Parties against and hold them harmless from any and all Losses incurred by the US Air Parties as a result of any third party claim arising from or based upon the Sale Transaction. The liability of the Purchaser for Losses under this paragraph shall be limited to Fifty Thousand Dollars ($50,000) in the aggregate.

         IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Release and Indemnification Agreement to be executed as of the date first written above.


                           ACE AVIATION HOLDINGS INC.


                               By: /s/ Brian Dunne
                               Name:    Brian Dunne
                               Title:   Executive Vice President and
                               Chief Financial Officer


                           PAR INVESTMENT PARTNERS, L.P.

                               By: PAR GROUP, L.P.
                               Its: General Partner

                               By: PAR CAPITAL MANAGEMENT, INC.
                               Its: General Partner


                               By: /s/ Edward Shapiro
                               Name: Edward Shapiro
                               Title: Vice President

                                                                       EXHIBIT C

                                     NOTICES

If to the Purchaser:

PAR Investment Partners, L.P.
One International Place
Suite 2401
Boston, MA 02110
Attention: Gina DiMento
Telecopier No. 617-556-8875

With a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Robert P. Whalen, Jr.
Telecopier No. 617-523-1231

If to the Seller:

Ace Aviation Holdings Inc.
5100 de Maisonneuve Blvd. West
Montreal, Quebec, H4A 3T2
Attention: Sydney J. Isaacs, Esq.

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Mark Gordon
Telecopier No. 212-403-2000